[LOGO]                                                    9200 Oakdale Avenue
Great Western Financial Corporation                 Chatsworth, California 91311

JAMES F. MONTGOMERY
Chairman and Chief Executive

                                                                  March 24, 1994

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Tuesday, April 26, 1994, at 11:00 a.m. in Chatsworth, California.

    The enclosed notice and proxy statement contain details concerning the business to come before the Meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" approval of the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers and "FOR" the election of four directors. Please complete, sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend.

                                          [SIG]

                                          James F. Montgomery

                                     [LOGO]

                      Great Western Financial Corporation
               9200 Oakdale Avenue, Chatsworth, California 91311

                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 1994
                               -----------------

    The annual meeting of shareholders of Great Western Financial Corporation (the "Company" or "GWFC") will be held in the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on Tuesday, April 26, 1994, at 11:00 a.m., to consider and vote on the following matters described in this Notice and Proxy Statement:

    (1) Approval of the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers;

    (2) The election of four members to the Board of Directors for a term of three years; and

    (3) Such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

    Enclosed is a Proxy Statement describing the matters to be voted upon at the annual meeting. Please read it carefully and then sign, complete and return your Proxy as promptly as possible. If you receive more than one Proxy because your shares are registered in different names or addresses, each such Proxy should be signed and returned to assure that all your shares will be voted.

                                          J. LANCE ERIKSON,
                                                    SECRETARY

March 24, 1994

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THANK YOU.

REQUESTS FOR ADDITIONAL COPIES OF THE PROXY MATERIAL SHOULD BE ADDRESSED TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005. TELEPHONE
(800) 223-2064.

                                     [LOGO]

                      Great Western Financial Corporation

               9200 Oakdale Avenue, Chatsworth, California 91311

                              -------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING APRIL 26, 1994
                              -------------------

                              GENERAL INFORMATION

    The Board of Directors has fixed Monday, February 28, 1994, at the close of business, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to vote. The stock transfer books will not be closed.

    THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 1994. THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED THEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR APPROVAL OF THE GREAT WESTERN FINANCIAL CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS AND FOR THE NOMINEES OF THE BOARD. Anyone giving a Proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company before the annual meeting or by voting by ballot at the annual meeting. The cost of soliciting proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews. In addition, Georgeson & Company Inc. has been engaged by the Company to assist in the solicitation of proxies. The expected fee of such proxy solicitor is $10,000 plus expenses. The proxy materials are being mailed to shareholders of record beginning on or about March 24, 1994.

    The Annual Report of the Company, including certified consolidated statements of financial condition of the Company for the years ended December 31, 1993 and 1992 and certified consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1993, accompanies this Proxy Statement.

    The common stock currently constitutes the only class of securities of the Company authorized to vote. As of the close of business on February 28, 1994, there were 132,965,734 shares of common stock outstanding. Each share is entitled to one vote. Under the Company's Certificate of Incorporation and applicable law, a shareholder is not entitled to cumulate his or her votes in the election of directors.

    Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, the election of directors or the outcome of certain other matters. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast" on the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers.

    The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card and as summarized elsewhere in this Proxy Statement.

                      GREAT WESTERN FINANCIAL CORPORATION
                       ANNUAL INCENTIVE COMPENSATION PLAN
                             FOR EXECUTIVE OFFICERS

    Shareholders will be asked at the Annual Meeting to approve the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers (the "Plan") under which members of the Executive Management Committee (which is presently comprised of the Chairman and Chief Executive, the President and Chief Operating Officer, the President of the Consumer Finance Division and five executive vice presidents) will participate. The Plan is subject to shareholder approval in an effort to assure the deductibility to the Company of certain cash compensation that may be paid under the Plan for services rendered in 1994 and subsequent years to such executive officers, as more fully described below. The Plan has been approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee each year will establish target levels of earnings per share (and for the President of the Consumer Finance Division of the Company, in addition, the target level of earnings before taxes for that Division) upon which actual payments under the Plan will be based.

    Under  recent tax  legislation ("Section 162(m)")  and proposed implementing
Treasury regulations (the "Proposed Tax Rules"), compensation to certain executive officers named in the Summary Compensation Table (the "named executive officers") in excess of one million dollars in any one year will not be deductible for federal income tax purposes unless such compensation is performance-based (as defined in the Proposed Tax Rules) or is otherwise exempt from such limits on deductibility. The applicable conditions of the performance-based compensation exemption include, among others, a requirement that the shareholders approve at least the material terms of the Plan, which include the eligible class of participants, the performance goal or goals contemplated by the Plan and the maximum amount payable thereunder.

    The performance goal for the executive officers, other than the President of the Consumer Finance Division, will be a targeted earnings per share as established on an annual basis by the Committee. For the President of the Consumer Finance Division, the performance goal will be based upon the attainment of the earnings per share target applicable to the other executive officers and the attainment of an earnings before taxes goal for the Consumer Finance Division established annually by the Committee. The target goals will be established annually by the Committee on or before the deadline established under the applicable federal income tax rules. Targeted levels of incentive compensation are 40% of adjusted base salary paid to the Company's executive vice presidents and the President of the Consumer Finance Division, 50% of adjusted base salary paid to the chief operating officer, and 60% of adjusted base salary paid to the chief executive officer. (The current base salaries for the named executive officers are shown under "Employment Agreements" on pages 13 and 14.)

    Under the Plan, participants may receive a percentage of their respective targeted level of incentive compensation ranging from 0% to 200% depending upon the degree of attainment of the targeted earnings for each respective Plan year. The maximum payable under the Plan for exceeding the targeted goals will be 200% (175% in 1994) of such targeted levels of incentive compensation. Based on 1994 base salaries, the maximum payable to any one named executive officer for 1994 would be $997,500 and the maximum amount payable to all the executive officers would be $3,029,250. Assuming the Plan remains in effect and that all targets are substantially exceeded, the maximum aggregate amount payable under the Plan over its five year term to any executive officer would be $6,817,314 ($1,254,000 for 1995, $1,379,400 for 1996, 1,517,340 for 1997 and $1,669,074 for
1998) and the maximum aggregate amount payable to all executives will depend upon the number of persons who are or remain eligible to participate in the Plan, their aggregate base salaries for purposes of the Plan (and respective base salary factors), and the degree of attainment of applicable targets.

    The Plan is not exclusive and does not limit the authority of the Board or the Committee with respect to to other compensation. If the Plan is not approved by the shareholders, bonuses under the Plan will not be paid, but the Committee may pay bonuses on other bases otherwise consistent with the Committee's compensation policy.

    The formula-driven maximum awards may be reduced by the Committee in its discretion under certain circumstances, but the Plan provides that the maximum awards as a percentage of base salaries of the named executive officers may not be increased. The term of the Plan is five years and eight persons are currently eligible to and will participate in the Plan for 1994.

    Appropriate adjustments to the performance goals based upon objective criteria may be made in the case of significant acquisitions or dispositions by the Company or the Consumer Finance Division or certain other events during the applicable year. In addition, pro rata payments under the Plan may be made in the event of termination of employment during any year for any reason, except for cause, provided that the performance goals for the year of termination and certain minimum service requirements are satisfied. Upon a reorganization or fundamental change which the Corporation does not survive, a prorated, discounted early payout may be made. The Committee must certify the actual payout amount to any named executive officer and the achievement of the applicable performance goals (on an annualized basis in the case of any early payout) prior to any such payout.

    A copy of the Plan is available on request directed to Shareholder Relations, Great Western Financial Corporation, 9200 Oakdale Avenue, Chatsworth, California 91311, or by telephone request to (818) 775-3742. The Committee believes and has determined that the applicable targets are confidential commercial or business information, the disclosure of which would adversely affect the Company or mislead the public.

    No benefits would have been payable had the Plan been in effect for 1993 because targets were established with reference to the 1994 Plan year. (Bonuses actually paid to named executive officers for 1993 under the then existing bonus program are set forth in the summary compensation table at pages 12 and 13.) Attainment of the targets is uncertain and, as mentioned above, the Committee has retained discretion to reduce the awards to any or all executive officers.

    The Committee may not amend the Plan to increase the maximum amount payable to any participating executive officers and in certain other respects without shareholder approval, if the change would materially adversely affect the deductibility of payments under the Plan for federal income tax purposes. The Committee may amend the Plan in other respects and as to other persons, or adopt other incentive plans, without shareholder approval. Such changes or other plans could increase the compensation costs to the Company. The Committee or the Board may terminate the Plan at any time and, because of the Committee's discretion, such termination could affect benefits under the Plan, subject to any applicable entitlements under any employment agreement. The Committee may terminate the Plan at any time but may not in so doing adversely affect any participant's vested rights under the Plan.

VOTE REQUIRED

    Approval of the Plan requires the affirmative vote of the majority of the voting shares (i.e., those shares voting for and against the Plan). THE BOARD OF DIRECTORS (WITH MESSRS. MONTGOMERY AND MAHER ABSTAINING) RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN. DULY EXECUTED PROXIES NOT OTHERWISE MARKED WILL BE VOTED IN FAVOR OF THE PLAN. Messrs. Montgomery and Maher will be participants in the Plan and, thus, will be eligible to receive compensation under the Plan if it is approved by shareholders. Accordingly, they have abstained from the foregoing recommendation.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, Class I, Class II and Class III. Generally, each director (other than those directors elected to fill vacancies on the Board) serves for a term ending on the date of the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected and qualified. The term of office for each of the Class III and Class I directors ends on the date of the annual meetings in 1995 and 1996 and the election and qualification of their respective successors occurs on the same dates.

    Four (4) directors of Class II are to be elected at the 1994 annual meeting, each to hold office until the annual meeting in 1997, and until their respective successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees below is unable to serve or for good cause will not serve, it is expected that the proxies will be voted for such other person or persons as the Nominating Committee of the Board of Directors may recommend, and the proxy confers discretionary authority to do so.

    Election of each of the nominees will require the affirmative vote of a majority (assuming the presence of a quorum) of the shares of the Company's common stock entitled to vote and present in person or represented by proxy at the meeting. Proxies solicited by the Board will be voted for each of the nominees listed below unless the shareholder otherwise specifies in the proxy.

    The following table sets forth certain information concerning the directors of the Company and the nominees for election as director, each of whom is presently a director and has served continuously since first elected; the class in which each director or nominee serves or will serve; and the number of shares of the Company's common stock beneficially owned, directly or indirectly, by each of them at February 28, 1994.

                                                                                                              SHARES
                                                                                                               OWNED
                                                                                                  YEAR      BENEFICIALLY
                                                                                                  FIRST     AT FEB. 28,
              NAME                AGE             PRINCIPAL OCCUPATION                CLASS      ELECTED      1994(1)
- --------------------------------  ---  -------------------------------------------  ---------  -----------  -----------
DIRECTORS TO BE ELECTED AT THE
1994 ANNUAL MEETING
John V. Giovenco                  57   Consultant                                      II            1985       33,750(2)
Firmin A. Gryp                    66   Retired, formerly Executive Vice President,     II            1982       96,144(2)(3)
                                       GWFC
James F. Montgomery               59   Chairman and Chief Executive, GWFC              II            1975      711,163(4)
Alberta E. Siegel                 63   Professor of Psychology, Stanford               II            1976       17,500(2)
                                       University School of Medicine
OTHER DIRECTORS OF THE COMPANY
David Alexander                   61   President Emeritus and Trustees' Professor,      I            1973       15,175(2)
                                       Pomona College
H. Frederick Christie             60   Consultant                                       I            1984       18,750(2)
Stephen E. Frank                  52   President and Chief Operating Officer,          III           1993        2,000
                                       Florida Power & Light Company
Enrique Hernandez, Jr.            38   President, Inter-Con Security Systems, Inc.     III           1993          500
                                       (a worldwide provider of security and
                                       facility support services)
John F. Maher                     50   President and Chief Operating Officer, GWFC     III           1976      542,025(5)
Charles D. Miller                 66   Chairman and Chief Executive Officer, Avery      I            1981       21,450(2)
                                       Dennison Corporation (a manufacturer of
                                       self-adhesive materials and office
                                       products)
Willis B. Wood, Jr.               59   Chairman and Chief Executive Officer,           III           1990        9,250(6)
                                       Pacific Enterprises (the holding company of
                                       Southern California Gas Company)

- ---------
(1) Certain directors share with their spouses voting and investment powers with respect to these shares. The percentage of shares beneficially owned by any director does not exceed one percent of the Company's common stock.
(2) Includes 13,750 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") which are exercisable within 60 days of the record date.
(3) Includes 112 shares held by the trustee under the Employee Savings-Incentive Plan.
(4) Includes 375,000 shares subject to options exercisable within 60 days of the record date and 945 shares held by the Trustee under the Employee Savings-Incentive Plan.
(5) Includes 274,500 shares subject to options exercisable within 60 days of the record date and 25 shares held by the Trustee under the Employee Savings-Incentive Plan.
(6) Includes 8,750 shares subject to options granted to this Director under the 1988 Incentive Plan which are exercisable within 60 days of the record date.

    Dr. Alexander is President Emeritus and Trustees' Professor of Pomona College and served as President of Pomona College from 1969 to 1991. He is also American Secretary of the Rhodes Scholarship Trust, a Trustee of the Teachers Insurance and Annuity Association, a Trustee of the Seaver Institute, a Trustee for the Woodrow Wilson National Fellowship Foundation, Overseer of the Huntington Library, Art Collections and Gardens and Director of the Children's Hospital Los Angeles. A graduate of Rhodes College, he served as its President from 1965 to 1969. Dr. Alexander received his doctorate from Oxford University. Dr. Alexander also served as a Director of the Los Angeles Area Chamber of Commerce and as a Director of KCET, Community Television of Southern California.

    Mr. Christie is a consultant specializing in strategic and financial planning. He retired in 1990 as President and Chief Executive Officer of The Mission Group, the non-utility subsidiaries of SCEcorp. Prior to that he served as President of Southern California Edison Company, having joined that company as a financial analyst in 1957. A graduate and post-graduate of the University of Southern California, Mr. Christie is a director or trustee of seventeen mutual funds(1) under the Capital Research and Management Company and a director of AECOM Technology Corporation, Nichols Institute, International House of Pancakes, Inc., Ultramar Corporation and Ducommun Incorporated. He is a member of the Board of Trustees of Occidental College, President of the Board of Trustees of the Natural History Museum of Los Angeles County, and a member of the Board of Councilors for the School of Public Administration at the University of Southern California.

    Mr. Frank is President and Chief Operating Officer of Florida Power & Light Company, the principal subsidiary of the FPL Group. He was formerly Executive Vice President and Chief Financial Officer of TRW, Inc. Mr. Frank was also Vice President and Controller of GTE Corporation. He is a director of FPL Group, the Arkwright Mutual Insurance Company, the Southeast Electric Exchange, the Florida Chamber of Commerce, and the Business and Industry Political Action Committee and a trustee of the University of Miami. Mr Frank is a graduate of Dartmouth College and the University of Michigan Business School.

    Mr. Giovenco is a consultant and former President and director of ITT Sheraton Corporation which he joined in 1993. Previously he was an officer of Hilton Hotels Corporation serving in various capacities since 1972, including serving as the President of the Hilton Gaming Division from 1986 to 1993. He was formerly a partner at Pannel Kerr Forster, Certified Public Accountants. Mr. Giovenco is a graduate of Loyola University in Chicago, Illinois. He serves on the Board of Trustees of the University of Nevada, Las Vegas Foundation and is the former Chairman of the Nevada Resort Association.

    Mr. Gryp retired from his position as Executive Vice President of GWFC and its principal subsidiary, Great Western Bank, a Federal Savings Bank ("GWB"), in 1987. He began his savings and loan career at Salinas Valley Savings-Loan Association in 1950. He was named Executive Vice President and Managing Officer of that association in 1952, a position he held until the association merged with Palo Alto Savings and Loan Association (later known as Northern California Savings, a Federal Savings and Loan Association ("NCS")) in 1969. Mr. Gryp was President, Managing Officer and a Director of NCS after that merger. He has served as President and a Director of the California League of Savings Institutions.

    Mr. Hernandez has been President of Inter-Con Security Systems, Inc., a worldwide provider of security and facility support services, since 1986, having previously served as Executive Vice President and Vice President and Assistant General Counsel. He is also a co-founder and principal partner of Interspan Communications. Mr. Hernandez is a member of the Los Angeles Police Commission, Vice Chairman and
- ---------
(1) American Funds Tax-Exempt Series, American Funds Income Series, American High-Income Trust, American Mutual Funds, Inc., American Variable Insurance Series, Bond Fund of America, Inc., Capital Income Builder, Inc., Capital World Bond Fund, Inc., Capital World Growth and Income Fund, Inc., Cash Management Trust of America, Intermediate Bond Fund of America, Limited Term Tax-Exempt Bond Fund of America, New Economy Fund, Tax-Exempt Bond Fund of America, Small Cap World Fund, Inc., Tax-Exempt Money Fund of America, and U.S. Treasury Money Fund of America.

Director of the Childrens Hospital of Los Angeles, Trustee of Pomona College, Director of the Los Angeles Philharmonic Association, and Overseer of the Huntington Library, Art Collections and Gardens. He is a graduate of Harvard University and the Harvard Law School.

    Mr. Maher was elected President and Chief Operating Officer of GWFC and GWB in 1986. Previously, he was a Managing Director of Lehman Brothers Kuhn Loeb Incorporated, an investment banking firm, and its successor, having joined that firm in 1979. He served as Executive Vice President, Finance of GWFC from 1973 until 1976. In 1976, he resigned to renew his association with Blyth Eastman Dillon & Co. Inc., an investment banking firm, serving as an Executive Vice President, Director and member of the Executive Committee of that firm until 1979. Mr. Maher is a director of Baker Hughes Incorporated, a diversified provider of products and services to the petroleum and continuous process industries. A graduate of Menlo College and the Wharton School of Finance and Commerce, University of Pennsylvania, he is a director and past president of Big Brothers of Greater Los Angeles, a member of the California Business Roundtable, a member of the National Board of Trustees of the Boys and Girls Clubs of America and Overseer of the Huntington Library, Art Collections and Gardens.

    Mr. Charles D. Miller is Chairman and Chief Executive Officer of Avery Dennison Corporation, a manufacturer of self-adhesive materials, tapes and office products. He has served in that capacity since 1983, having joined that firm in 1964 and served as its Chief Operating Officer from 1975 to 1977 and as President and Chief Executive Officer from 1977 to 1983. A graduate of Johns Hopkins University, he also serves as a director of SCEcorp, Pacific Mutual Life Insurance Company, Nationwide Health Properties, Inc. and Avery Dennison Corporation. He is a trustee of Occidental College and Johns Hopkins University.

    Mr. Montgomery was elected a director and President of the Company in 1975, Chief Executive Officer in 1979 and Chairman of the Board of Directors in 1981. He was the Chief Operating Officer from 1975 to 1979. Mr. Montgomery presently serves as the Chairman of the Board and Chief Executive of the Company. He commenced his savings and loan career in 1960 with GWFC. Before rejoining GWFC, he was a Director and President of United Financial Corporation and its subsidiary, Citizens Savings and Loan Association, having served those companies from 1964 to 1975. A graduate of the University of California at Los Angeles, he is a past Director of the California League of Savings Institutions, and is currently a Director of the Federal Home Loan Bank of San Francisco, the Federal Home Loan Mortgage Corporation and a Trustee of the UCLA Foundation. He is also a member of the Executive Committee of the Savings & Community Bankers of America, a Director of the Local Initiatives Support Corporation, and a Trustee of the Neighborhood Housing Services of America.

    Dr. Siegel is Professor of Psychology, Stanford University School of Medicine, where she has served on the faculty since 1963. A graduate of Stanford University, she is past President of the Stanford Faculty Club. She has held numerous consulting and advisory positions with federal agencies in the fields of science and health. She is past Editor of the Journal CHILD DEVELOPMENT, published by the Society for Research in Child Development, and is co-Editor of its book CHILD DEVELOPMENT RESEARCH AND SOCIAL POLICY. She is past President of the Division on Developmental Psychology of the American Psychological Association. She is also past President of the Board of the Senior Coordinating Council of Palo Alto, and serves on the Professional Advisory Committees of the Peninsula Children's Center and the Children's Health Council, both of Palo Alto. She is a Trustee of the Menninger Foundation, Topeka, Kansas, and also a member of its Board of Directors for the Menninger Clinic. She is a Governor of Stanford Associates, and is President of the Board of the Children's Television Resource and Education Center, San Francisco, and Vice President of the Board of the Stanford Historical Society.

    Mr. Wood is Chairman, Chief Executive Officer and a Director of Pacific Enterprises, the holding company of Southern California Gas Company of which he is Presiding Director. Mr. Wood served in various operating and staff positions, including as an executive officer, of Pacific Enterprises subsidiaries since 1960 and was named President of Pacific Enterprises in 1989, Chief Executive Officer in 1991 and Chairman in 1992. A graduate of the University of Tulsa, he is a trustee of Harvey Mudd College, California

Hospital Medical Center Foundation, and the Southwest Museum, a director of the California Chamber of Commerce and the Automobile Club of Southern California, and a member of the California Business Roundtable.

BOARD COMMITTEES

    The Company has standing Audit, Compensation, Finance and Nominating Committees of the Board of Directors. Except for James F. Montgomery and John F. Maher, who serve on the Finance and Nominating Committees, the directors serving on these committees are not executive officers or employees of the Company.

    The Audit Committee assists in selecting the independent accountants, in designating services they are to perform and in maintaining effective communications with the accountants. It reviews the scope and results of the audit and non-audit functions and also reviews the effectiveness of internal controls, internal auditing, the accounting, data processing and reporting functions, as well as the personnel performing such duties.

    The Compensation Committee reviews and makes recommendations to the Board of Directors on the levels of compensation of the directors and senior management, the provisions of employment contracts, and the adoption of, or major amendments to, basic employment benefit and executive compensation plans. The Compensation Committee also has complete administrative authority under the Company's stock option and stock incentive plans (including the power to grant and determine the terms of share awards under the 1988 Stock Option and Incentive Plan) and will have authority to administer the proposed Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers.

    The Finance Committee reviews the asset and liability structure of the Company and considers its funding and capital needs. It receives reports on the progress of investment activities, including the investment of assets under the Savings and Retirement Plans described below, and reviews strategies that have been developed to meet changing economic and market conditions. The Finance Committee also considers and makes recommendations to the Board of Directors with respect to the payment of dividends.

    The Nominating Committee recommends to the Board of Directors nominees for election or reelection as directors at the annual meeting of shareholders. While the Nominating Committee normally is able to identify from its own resources an ample number of qualified candidates, it will consider shareholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the Company's address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to consideration of his or her name by the Committee. The Committee will consider the age of the prospective nominee and whether he or she possesses integrity and moral responsibility, sound business judgment, good health, a breadth of business or other experience, leadership in the nominee's field of endeavor, an appreciation of the role of a publicly held corporation in society, a willingness to represent the interests of all shareholders rather than the special interests of a particular group, and qualities which facilitate an independent, consultive and deliberative Board. Also, there must be no legal impediment to the nominee serving as a director. However, the selection of nominees of the Board is solely within the discretion of the Board of Directors. The Company's By-laws include additional requirements regarding nominations of persons at a shareholders' meeting other than by the Board of Directors. See "Annual Meeting Advance Notice Requirements."

    The Board of Directors met 11 times in 1993 and the aggregate number of meetings of the Board and of the Audit, Compensation, Finance and Nominating Committees totaled 21. The members of these committees and the number of meetings held during 1993 were:

AUDIT COMMITTEE            COMPENSATION COMMITTEE     FINANCE COMMITTEE          NOMINATING COMMITTEE
 (4 meetings)               (2 meetings)               (3 meetings)               (1 meeting)
 John V. Giovenco,          Charles D. Miller,         H. Frederick Christie      James F. Montgomery,
  Chairman                   Chairman                   Chairman                   Chairman
 David Alexander,           H. Frederick Christie      John V. Giovenco           Alberta E. Siegel,
  Vice Chairman             John V. Giovenco           Firmin A. Gryp              Vice Chairperson
  and Secretary             Firmin A. Gryp             John F. Maher              David Alexander
 H. Frederick Christie      Willis B. Wood, Jr.        Charles D. Miller          H. Frederick Christie
 Stephen E. Frank                                      James F. Montgomery        John V. Giovenco
 Firmin A. Gryp                                        Willis B. Wood, Jr.        John F. Maher
 Enrique Hernandez, Jr.                                                           Charles D. Miller
 Charles D. Miller
 Alberta E. Siegel
 Willis B. Wood, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Firmin A. Gryp, a member of the Compensation Committee during 1993, was formerly an officer of the Company and its subsidiaries. Mr. Gryp retired from those positions in 1987. Mr. Gryp receives annual benefits of $160,000 under the Company's Retirement Plan and under a supplemental retirement arrangement.

    The following tabulation shows as to the members of the Compensation Committee (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1993 to February 28, 1994, (ii)
the nature of the indebtedness, (iii) the amount of such indebtedness outstanding at February 28, 1994, and (iv) the annual rate of interest charged on such indebtedness.

                                                              INDEBTEDNESS
                                LARGEST                      OUTSTANDING AT
    NAME OF COMPENSATION       AGGREGATE      NATURE OF       FEBRUARY 28,     INTEREST
      COMMITTEE MEMBER        INDEBTEDNESS  INDEBTEDNESS(1)       1994          RATE(2)
- ----------------------------  ------------  --------------  ----------------  -----------
H. Frederick Christie          $  861,127     Residential     $    813,674          3.77%
                                  300,000     Residential          294,641          3.77
John V. Giovenco                  683,499     Residential          662,320          7.00
                                  580,083     Residential          555,298          3.77
Charles D. Miller               1,129,575     Residential        1,100,000          3.77
Willis B. Wood, Jr.               757,687     Residential          737,862          3.77

- ---------
(1)  Loans secured by the same residence are aggregated.
(2) Interest on these loans are generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.35% to 2.57% below that on similar loans to the public during 1993.

    The residential loans described above were made pursuant to the Company's Employee Home Loan Programs and such loans are secured by trust deeds or mortgages on the respective residences of the members of the Compensation Committee. See "Employee Benefit Plans."

                               EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of either the Company or GWB, and the number of shares of the Company's common stock beneficially owned, directly or indirectly, by each of them at February 28, 1994. Executive officers are elected annually, have employment agreements as described below and, except for Mr. Pappas, hold the same positions with GWB as they hold with GWFC.

                                                                                                          SHARES
                                                                                                          OWNED
                                                                                                       BENEFICIALLY
                                                                                                            AT
                                                                                           OFFICER     FEBRUARY 28,
           NAME             AGE                         POSITION                            SINCE        1994(1)
- --------------------------  ---  ------------------------------------------------------  -----------  --------------
James F. Montgomery         59   Chairman of the Board and Chief Executive                     1975       711,163(2)
John F. Maher               50   President and Chief Operating Officer                         1986       542,025(3)
Eugene A. Crane             56   Executive Vice President                                      1962       222,012(4)
Curtis J. Crivelli          51   Executive Vice President                                      1987       170,250(5)
J. Lance Erikson            50   Executive Vice President, Secretary and General
                                 Counsel                                                       1982       107,149(6)
Carl F. Geuther             48   Executive Vice President and Chief Financial Officer          1986       201,000(7)
Joe M. Jackson              55   Executive Vice President                                      1979       171,667(8)
Michael M. Pappas           60   President, Consumer Finance Division                          1986       240,000(9)

- ---------
(1) Certain executive officers share with their spouses voting and investment powers with respect to these shares. The percentages of shares beneficially owned by any executive officer does not exceed one percent of the Company's common stock so owned.
(2) Includes 375,000 shares subject to options exercisable within 60 days of the record date and 945 shares held by the Trustee under the Employee Savings-Incentive Plan.
(3) Includes 274,500 shares subject to options exercisable within 60 days of the record date and 25 shares held by the Trustee under the Employee Savings-Incentive Plan.
(4) Includes 130,500 shares subject to options exercisable within 60 days of the record date and 937 shares held by the Trustee under the Employee Savings-Incentive Plan.
(5) Includes 107,750 shares subject to options exercisable within 60 days of the record date.
(6) Includes 76,250 shares subject to options exercisable within 60 days of the record date and 112 shares held by the Trustee under the Employee Savings-Incentive Plan.
(7) Includes 141,000 shares subject to options exercisable within 60 days of the record date.
(8) Includes 91,375 shares subject to options exercisable within 60 days of the record date and 112 shares held by the Trustee under the Employee Savings-Incentive Plan.
(9) Includes 165,000 shares subject to options exercisable within 60 days of the record date.

    Biographical information concerning Messrs. Montgomery and Maher is given under the caption "Election of Directors".

    Mr. Crane has been with GWFC or GWB for 32 years. He is in charge of the Real Estate Services Division.

    Mr. Crivelli has been with GWFC or GWB for a total of 17 years and, consecutively, for the last 6 years. He is in charge of the Retail Banking Division.

    Mr. Erikson has been with GWFC and NCS, which was acquired by the Company in 1982, for 25 years. He is in charge of the Company's Legal Division.

    Mr. Geuther is Chief Financial Officer. He previously was the chief financial officer of the Company's subsidiary, Aristar, Inc. ("Aristar") and has been with GWFC and Aristar for 19 years.

    Mr. Jackson has been with GWFC or GWB for 15 years. He is in charge of the Administrative Services and Data Processing Division.

    Mr. Pappas is President of the Consumer Finance Division which was acquired as part of the Aristar acquisition in 1983. Mr. Pappas was made President of the consumer finance division of Aristar in 1976 and he has been with GWFC and Aristar for 39 years.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS FEES

    Mr. Montgomery and Mr. Maher are the only Directors who are employees of GWFC. See "Executive Officers" below for a description of their employment contracts. Directors, other than Messrs. Montgomery and Maher, are paid an annual retainer of $25,000 for Board service to GWFC and to GWB and a combined attendance fee of $1,800 for each GWFC and GWB Board meeting attended. Directors attending any committee meeting, whether or not they are members of such committee, receive an attendance fee of $1,000 for each meeting attended; chairpersons of committees, however, receive an attendance fee of $1,500 for presiding over their committee meetings. Additionally, each chairperson of a committee receives an annual fee of $3,000 and the Secretary of the Audit Committee receives an annual fee of $2,000. Directors are also offered insurance coverage similar to that provided under the Company's health and dental plans and are provided with travel and accident insurance coverage for travel to and from Board and committee meetings at no cost to them. Messrs. Montgomery and Maher are not paid any fees or additional remuneration for services as members of the Board or any committee, but they are eligible to receive benefits under the Directors Retirement Plan which is discussed below. The amounts referred to above do not include the economic benefit of preferential loans under the Company's Home Loan Program shown at pages 9 and 19 and incorporated herein by this reference.

DIRECTORS' RETIREMENT PLAN

    The Great Western Directors' Retirement Plan ("Directors' Retirement Plan") provides retirement benefits to directors. Each eligible director is entitled to an annual retirement benefit upon termination of service on the Board of Directors equal to the sum of the annual retainer paid to members of the Board of Directors plus twelve times the monthly meeting fee, both as in effect at the time of the director's termination. Benefits are payable for a period equal to the number of years that the eligible director served as a director. Benefits are also provided to the surviving spouses of eligible directors or other designated beneficiaries upon the deaths of the directors prior to the receipt of the above benefits.

DIRECTOR STOCK OPTION PROGRAM

    Upon adoption of the 1988 Incentive Plan, each non-employee director was granted automatically, subject to shareholder approval of the Plan, a nonqualified option under the Non-Employee Director Program to purchase 2,500 shares of the Company's common stock at the then fair market value of such shares. Each non-employee who thereafter becomes a director is also automatically granted such an option upon becoming a director. Annually, each non-employee director automatically is granted an option to purchase 2,500 shares of the Company's common stock. No non-employee director may receive such options to purchase more than 2,500 shares in any calendar year. The purchase price per share of common stock covered by each such option, payable in cash and/or shares, is the fair market value of the Common Stock on the date the option is granted. The options are exercisable in 50% installments on the first and second anniversary of their grant, and, unless earlier terminated, terminate ten years after they are granted. The exercise prices of annual options granted in 1992, 1993, and 1994 were $18.00, $16.375, and $20.25, respectively.

    In the event a non-employee director's services as a Board member are terminated as a result of death, disability or retirement after age 72, options will become immediately exercisable in full for a period of two years or until the expiration of the stated term of the option, whichever period is shorter. In the event a non-employee director's services are terminated for any other reason, any then exercisable portion of an option will be exercisable for a period of three months or the balance of the option's term, whichever period is shorter.

    The Plan provides for full vesting and acceleration of exercise dates of the options in the event of a change of control of the Company. A change of control occurs under the Plan when 50% or more of the common stock of the Company is acquired by any entity or group, or if there is a dissolution or liquidation of the Company or reorganization, merger or consolidation as a result of which the Company is not the surviving corporation, or if there is a sale of substantially all of the assets of the Company as an entirety to another entity.

    To date, the Board of Directors has not taken action to place into effect another feature of the Plan which would permit non-employee directors to elect to receive nonqualified stock options in lieu of fixed annual retainer (but not meeting) fees. This feature would permit a non-employee director to defer compensation by converting the fixed annual retainer into discounted stock options of equal value at the time of grant.

EXECUTIVE OFFICERS

    The following table and accompanying notes show for the Chief Executive Officer and the five next highest paid Executive Officers of the Company as of December 31, 1993, the aggregate indicated compensation paid by the Company and its subsidiaries to such persons during 1993 and, to the extent required by applicable rules, the preceding two fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                              -------------------------------------------
                                                                                        AWARDS
                                                 ANNUAL COMPENSATION          --------------------------
                                         -----------------------------------                                  PAYOUTS
                                                                    (E)            (F)           (G)      ---------------
                                                                   OTHER       RESTRICTED    SECURITIES
            (A)                             (C)        (D)        ANNUAL          STOCK      UNDERLYING         (H)
          NAME AND               (B)      SALARY      BONUS    COMPENSATION     AWARD(S)      OPTIONS/         LTIP
     PRINCIPAL POSITION         YEAR      ($)(1)     ($)(1)      ($)(2)(5)       ($)(3)        SARS(#)      PAYOUTS($)
- ----------------------------  ---------  ---------  ---------  -------------  -------------  -----------  ---------------
James F. Montgomery                1993    950,000    142,500      184,880         --            23,750         --
Chairman and                       1992    950,000    427,500      183,778      3,259,375        --             --
Chief Executive                    1991    950,000    712,500       --             --           117,500         --
John F. Maher                      1993    650,000     81,250      218,169         --            13,542         --
President and                      1992    650,000    260,000      196,346      3,259,375        --             --
Chief Operating Officer            1991    650,000    406,250       --             --            80,000         --
Michael M. Pappas                  1993    410,000    164,000          278         --            --             --
President, Consumer                1992    375,000    150,000       --          1,396,875        --             --
Finance Division                   1991    350,000    175,000       --             --            40,000         --
Eugene A. Crane                    1993    380,000     38,000       38,559         --             6,333         --
Executive Vice President           1992    355,000    120,700       26,685      1,117,500        --             --
                                   1991    335,000    160,000       --             --            30,000         --
Curtis J. Crivelli                 1993    360,000     36,000       55,897         --             6,000         --
Executive Vice President           1992    340,000    115,600       65,999      1,117,500        --             --
                                   1991    320,000    150,000       --             --            30,000         --
Carl F. Geuther                    1993    360,000     36,000       86,954         --             6,000         --
Executive Vice President           1992    340,000    115,600       93,327      1,117,500        --             --
and Chief Financial Officer        1991    315,000    150,000       --             --            25,000         --


                                    (I)
            (A)                  ALL OTHER
          NAME AND             COMPENSATION
     PRINCIPAL POSITION          ($)(4)(5)
- ----------------------------  ---------------
James F. Montgomery                 31,286
Chairman and                        49,675
Chief Executive                     --
John F. Maher                       21,406
President and                       33,989
Chief Operating Officer             --
Michael M. Pappas                   13,502
President, Consumer                 19,608
Finance Division                    --
Eugene A. Crane                     12,515
Executive Vice President            18,563
                                    --
Curtis J. Crivelli                  11,856
Executive Vice President            17,779
                                    --
Carl F. Geuther                     11,856
Executive Vice President            17,779
and Chief Financial Officer         --

- -------------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Amounts shown include, when applicable, that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate, country club dues, personal use of corporate aircraft, the estimated economic benefit of the preferential loans made generally under the Home Loan Program shown at page 19, and the incremental cost to the Company of
     (a) Company provided automobiles; (b) tax and financial planning advice by third parties; and (c) insurance which provides reimbursement for health and dental costs  in excess of the amount  payable under the Company's group
     health  and  dental  plans.  Perquisites  in excess  of  25%  of  the total perquisites reported in column (e) included the following: Mr.  Montgomery:
     personal  use of corporate  aircraft--$68,014 in 1992;  economic benefit of preferential loans--$64,022  in  1993  and  $51,397  in  1992;  Mr.  Maher:
     economic  benefit  of preferential  loans--$40,307  in 1992;  Mr. Crivelli:
     economic benefit of  preferential loans--  $36,329 in 1993  and $44,658  in
     1992;  Mr. Geuther: excess medical and dental coverage--$19,952 in 1993 and
     $24,530 in 1992;  economic benefit of  preferential loans--$40,021 in  1993 and  $48,686 in 1992. The amounts included in column (e) for Messrs. Pappas and Crane include that portion of interest earned on deferred  compensation accounts  above 120% of the applicable federal  rate and do not include the value of certain  perquisites which  in the  aggregate did  not exceed  the lower  of $50,000 or 10% of their respective aggregate 1993 and 1992 salary and bonus compensation.
(3)  A total  of  605,000 shares  of  performance based  restricted  stock  were awarded  to the named executive officers  in 1992 with vesting occurring in three to ten years as described at page 22. At year-end 1993, these  shares were  worth  $12,100,000  at  the  then  current  market  value  (including
     $3,500,000 or  175,000  shares  each  for  Messrs.  Montgomery  and  Maher,
     $1,500,000 or 75,000 shares for Mr. Pappas, and $1,200,000 or 60,000 shares each  for Messrs. Crane, Crivelli and Geuther) without giving effect to the diminution of  value  attributable  to  the  restrictions  on  such  stock.
     Dividends  are paid  on the  restricted stock at  the same  rate payable to common stockholders.
(4)  The amounts shown in this column for 1993 and 1992 consist of the following respective amounts:  (a) Mr.  Montgomery: Employee  Savings Incentive  Plan
     matches   and  forfeitures--$7,767  and   $11,967;  Supplemental  Incentive
     Plan--$23,519 and $37,708; deferred compensation plan matches, makeups  and forfeitures--$--0--  and $--0--; (b) Mr.  Maher: Employee Savings Incentive
     Plan matches and  forfeitures--$7,767 and  $11,967; Supplemental  Incentive
     Plan--$13,639  and $15,225; deferred compensation plan matches, makeups and forfeitures--$--0-- and $6,797; (c) Mr. Pappas: Employee Savings  Incentive
     Plan  matches  and forfeitures--$5,063  and $8,170;  Supplemental Incentive
     Plan-- $8,439 and $11,438; deferred compensation plan matches, makeups  and forfeitures--$--0--  and $--0--; (d) Mr.  Crane: Employee Savings Incentive
     Plan matches and  forfeitures--$7,767 and  $11,967; Supplemental  Incentive
     Plan--$4,748  and $6,596;  deferred compensation plan  matches, makeups and
     forfeitures--$--0--  and  $--0--;  (e)   Mr.  Crivelli:  Employee   Savings
     Incentive  Plan matches  and forfeitures--$7,767  and $11,269; Supplemental
     Incentive Plan--$2,903  and  $4,555; deferred  compensation  plan  matches, makeups  and forfeitures--$1,186 and $1,955;  Mr. Geuther: Employee Savings
     Incentive Plan  matches and  forfeitures--$6,779 and  $7,978;  Supplemental
     Incentive  Plan--$5,077  and  $7,134; deferred  compensation  plan matches, makeups and forfeitures--$--0-- and $2,667.
(5)  This information is  not required to  be disclosed for  fiscal years  ended prior to December 15, 1992 and thus is not included in the table for 1991.

EMPLOYMENT AGREEMENTS

    Mr. Montgomery has an employment agreement with GWFC, effective December 19, 1989, which has an initial term of five years and provides for a rolling three year term at the end of the second contract year and each point thereafter unless earlier terminated. The agreement provides for various benefits including a current annual salary of $950,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. Montgomery or his beneficiaries in the event of his death, disability, or termination without cause and in the event of a change of control of GWFC. In the event of his death, Mr. Montgomery's beneficiaries would be entitled to a payment equal to 250 percent of Mr. Montgomery's then current salary reduced by the proceeds of company-provided life insurance. Mr. Montgomery's beneficiaries would also be entitled to receive continued payment of 50 percent of his then current salary until the time when he would have been 65 but in no event for a period less than 10 years. In addition, Mr. Montgomery's family would be entitled to continuation of certain insurance benefits for two years. Upon termination due to disability, Mr. Montgomery would continue to receive, until the disability ends, but no later than age 65, 50 percent of the sum of his current salary plus his average bonus over the prior three years, less benefits payable under the Company's long term disability plan. He would also be entitled to continuation of certain other benefits. In the event of a termination without cause, Mr. Montgomery would receive his current salary for the remaining term of the agreement and a full or partial bonus payment for the year of termination. He would also be entitled to continuation of certain other benefits for the same period, an indemnification for additional taxes payable, and a pro rata payment of long term incentive benefits. The agreement provides for certain offsets in the event he becomes employed during the remaining term of the agreement. In the event of a voluntary termination of Mr. Montgomery's employment or material breach by the Company after a change of control, all restricted shares and stock options of his which are then unvested may immediately vest. If Mr. Montgomery voluntarily terminates employment within six months after a change of control, he is entitled to payments as described above for a termination without cause, with no offset. However, in no event would payments which are contingent upon a change of control under applicable tax rules ("parachute payments") exceed or be less than specified Internal Revenue Code limits that currently approximate three times the average of his compensation for the prior five years (the "Section 280G Limits"). In the event of a material breach by the Company after a change of control, Mr. Montgomery is entitled to terminate his employment and receive payments as described above for a termination without cause, with varying offsets in the event of subsequent employment; any such parachute payments will be subject to but not less than the maximum permitted by limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees which are contingent upon a change of control. A change of control occurs under the agreement when anyone acquires ownership of 25 percent or more of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition shall cease to constitute five-sixths of the Board of Directors of the Company or any successor thereafter.

    Mr. Maher has an employment agreement with GWFC, effective December 19, 1989, which has an initial term of five years and provides for a rolling three year term at the end of the second contract year unless earlier terminated. The agreement provides for various benefits including a current annual salary of $650,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. Maher or his beneficiaries in the event of his death, disability, or termination without cause, all in a manner similar to that described above for Mr. Montgomery. In the event of a termination of Mr. Maher's employment without cause or material breach by the Company after a change of control, all restricted shares and stock options of his which are then unvested may immediately vest. In the event of a material breach by the Company after a change of control, Mr. Maher is entitled to terminate his employment and receive various payments similar to those described above for Mr. Montgomery. Mr. Maher also is entitled to parachute payments (but not less than the maximum permitted by the 280G Limits contingent upon a change of control) in the event he voluntarily terminates employment after a change of control, but he must remain in office for a requisite period of time and give notice of his intended departure. Change of control is defined as in Mr. Montgomery's agreement except that the percentage of ownership required is more than 50 percent rather than 25 percent, unless the Chairman and Chief Executive Officer of the Company fails to acquiesce in a breach by the Company or decision by the Company to terminate Mr. Maher's employment without cause following a change of control, in which case the threshold is 25%.

    GWFC has employment agreements with the other executive officers, which have initial terms of three years and provide for rolling two year terms at the end of the first contract year unless earlier terminated. The base annual salaries for Messrs. Pappas, Crane, Crivelli and Geuther under their employment agreements are their current salaries, i.e. $410,000, $380,000, $360,000 and $360,000, respectively, subject to periodic review and increase, but not decrease unless done in conjunction with a pro rata salary reduction applicable to all of GWFC's officers.

    These employment agreements provide for various benefits to each executive officer or his beneficiaries in the event of his death, disability, or termination without cause and in the event of termination without cause following a change of control of GWFC. In the event of the executive officer's death, his beneficiaries would be entitled to payment of the executive officer's salary and continuation of certain insurance benefits for one year. Upon termination due to disability, the executive officer would continue to receive until the disability ends, but not later than age 65 or for a period greater than ten years, 50 percent of the sum of his current salary plus his average bonus over the prior three years, less benefits under the Company's long term disability plan. He would also be entitled to continuation of certain other health and welfare benefits. In the event of a termination without cause, the executive officer would receive his current salary for the remaining term of the agreement and a full or partial bonus for the year of termination. He would also be entitled to a continuation of other benefits for the same period. The agreements provide for certain offsets in the event such terminated executive officer becomes employed during the remaining term of the agreement. In the event of a material breach by the Company after a change of control, each executive officer is entitled to terminate his employment and receive payments, as described above for a termination without cause, for a period of three years, with an offset in the event of subsequent employment. The executive officer may also be entitled to full vesting of restricted shares or stock options and is entitled to a pro rata payment of long term incentive benefits on the assumption that performance is "on plan." These agreements, like those for Messrs. Montgomery and Maher, provide that to the extent that any such payments constitute parachute payments, they will be subject to the the 280G Limits and, to the extent they do not reach such limitations, the executive officers will be entitled to an amount equal to the maximum amount payable without incurring a liability for payments in excess of those limits. A change of control is defined as in Mr. Maher's agreement. The parachute payments are in addition to other payments under the agreements that do not constitute parachute payments.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPHS INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPHS BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee administers the Company's various incentive plans, including its stock option and performance based restricted stock plans described on pages 20 to 22 of this proxy statement. In addition, the Committee reviews and recommends to the Board of Directors compensation levels for members of executive management, evaluates executive management performance, considers executive management succession and related matters.

    Since 1989, the Company has retained the services of Strategic Compensation Associates ("SCA"), a nationally known consulting firm specializing in executive compensation issues, to assist the Committee in connection with the performance of its various responsibilities. SCA advises the Committee with respect to the reasonableness and appropriateness of compensation for the Company's executive officers. In doing so, the firm prepares and reviews with the Compensation Committee survey materials reflecting the compensation practices of major regional commercial banks and savings associations and other factors which SCA and the Compensation Committee consider relevant. The companies included in the survey materials are not limited to those included in the peer group in the second performance graph on page 18. The Committee believes that, to a certain degree, corporate performance is subject to economic conditions beyond the control of management. Accordingly, while the Committee considers such corporate performance measures as net income, earnings per share, return on equity, return on assets, net interest margin, loan production, asset quality, fee income, and the ratio of noninterest expenses to revenue, the Committee has not applied any specific quantitative formulas or standards in making compensation decisions and, to that extent, the process it followed was subjective.

    In determining the compensation recommendations for all executive officers which the Compensation Committee makes to the Board of Directors, it has been the policy and practice of the Committee to consider the advice of SCA, the contributions of individual executive officers, the performance and prospects of the Company over time, and the desirability of attracting and retaining a highly capable and experienced executive management group. All the executive officers have employment contracts with the Company as described on Pages 13 to 15.

    In recent years, it has been the Company's policy to place a greater percentage of total executive compensation "at risk," principally through the award of annual cash bonuses. As a result, annual bonus compensation, at target levels, could amount to approximately 40% of base salary paid to the Company's executive vice presidents and the President of the Consumer Finance Division, 50% of base salary paid to the chief operating officer, and 60% of base salary for the chief executive officer. Annual bonus compensation for the Company's executive officers could increase or decrease significantly based upon individual contribution and corporate performance levels. Based on the survey materials provided by SCA, the Company believes that the level of the Company's aggregate salary and bonus compensation in 1993 ranked below the median for the companies included in the compensation survey, but above the median for the Company's primary thrift competitors included in the peer group in the second performance graph on page 18. The second performance graph is included in this proxy statement to show the Company's stock performance in relation to its nine largest publicly traded California competitors at the beginning of the five year period shown.

    The primary corporate objectives in 1993 were to reduce the level of nonperforming loans and assets and to reduce ongoing operating costs by a significant amount. Nonperforming assets declined to $1.13 billion, or 2.90 percent of total assets at December 31, 1993, from $2.01 billion, or 5.12 percent of total assets at December 31, 1992, principally the result of bulk sales, auctions and individual sales. In addition, the Company expects to achieve substantial savings from its administrative cost reduction program throughout 1994 and more than $100 million of savings in 1995 and beyond. The Company's net earnings, however, were $62 million, or $.28 per share, compared with $85 million, or $.53 per share for 1992 and reflect, among other contributing factors, persistent weakness in the economy, particularly in California. Accordingly, the Compensation Committee awarded the executive officers, other than the President of the Company's Consumer Finance Division, cash bonuses of only 50% of their target bonuses, half of which was paid in cash, and the other half awarded in the form of market priced stock options valued in accordance with the Black-Scholes options pricing model as explained in the footnotes to the table on pages 20 and
21. The Committee believed that awarding bonuses in this manner would more closely align the interests of the executive officers with those of the Company's shareholders with respect to the value to be derived from the attainment of the primary corporate objectives. With respect to salaries, no increases were granted to the Chairman and Chief Executive or to the President and Chief Operating Officer for 1993 or 1994 and salary increases were given to the other executive officers for 1993 only to maintain their target compensation at approximately the 60th percentile of that paid to executives of the major banks and savings associations included in the SCA survey.

    Mr. Montgomery's compensation and related benefits are based principally on his rights under his employment agreement with the Company, described on pages 13 and 14 of the proxy statement. His base salary has not been increased since 1990, consistent with the Company's policy of maintaining competitive compensation practices while placing a greater percentage of total cash compensation "at risk." Mr. Montgomery's annual bonus for 1993 and his aggregate compensation for the year are less than his prior year's bonus and aggregate compensation and reflect the Company's lower earnings in the current business environment.

    In 1992, following a comprehensive study of long term incentive programs and recommendations made by SCA, the Compensation Committee approved new performance based restricted stock awards under the Company's 1988 Incentive Plan for the Company's senior and executive officers to provide long-term incentive awards in amounts comparable to those awarded to executives of the major banks and savings associations included in the SCA survey. Shares awarded under the program are subject to forfeiture in certain circumstances and do not vest for ten years unless vesting is accelerated by the Company's exceeding the median total shareholder return of other major financial institutions over rolling three year performance cycles. See the description of the restricted stock on page 22. Since the initial grants were intended to encompass a three year grant cycle, the Committee did not intend to consider additional grants of restricted stock or stock options to senior or executive officers until 1995, except to reward promotions or in other unusual circumstances. As explained above, stock options accounted for half of the bonuses awarded for 1993. Annual stock options continue to be granted to key officers and employees below the senior officer level.

    To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. Thus, to the extent reasonably practicable and to the extent it is within the Committee's control, the Compensation Committee intends to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

    If the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers, as described on pages 2 and 3 of the proxy statement, is approved by shareholders, compensation paid under the Plan is expected to be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986. A substantial part of executive compensation will then be contingent upon the Company's attaining the goals set by the Compensation Committee in accordance with the Plan. Each year in which these goals are reached, the compensation of the executive officers will be supplemented by fiscal year-end cash bonus payments under the Plan.

                                          Compensation Committee of the Board
                                           of Directors, Great Western
                                          Financial Corporation
                                          Charles D. Miller, Chairman
                                          H. Frederick Christie
                                          John V. Giovenco
                                          Firmin A. Gryp
                                          Willis B. Wood, Jr.

                     GREAT WESTERN STOCK PRICE PERFORMANCE

    The following graph compares the Company's cumulative shareholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index and a peer group of the Standard & Poor's Financial Index.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                         AMONG GREAT WESTERN FINANCIAL,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                                            1988    1989    1990    1991    1992    1993
                                            ----    ----    ----    ----    ----    ----
GWF                                         $100    $122    $ 90    $140    $143    $172
S&P 500                                     $100    $132    $127    $166    $179    $197
S&P Financial                               $100    $132    $104    $157    $193    $215

     Assumes $100 invested on December 31, 1988 in the Stock of Great Western Financial, S&P 500 Index and S&P
     Financial Index
     Notes: (1) Total Return assumes reinvestment of dividends
            (2) The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

    The next graph compares the Company's cumulative shareholder return on its common stock, including the reinvestment of dividends, with the return of a peer group consisting of the ten largest publicly traded savings institutions in California as of December 31, 1988,(1) on a weighted and unweighted basis. The weighted index is weighted according to each issuer's market capitalization while the unweighted index is not.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (2)
                         AMONG GREAT WESTERN FINANCIAL,
              CALIFORNIA S&L GROUP, WEIGHTED AND NOT WEIGHTED (3)

                                            1988    1989    1990    1991    1992    1993
                                            ----    ----    ----    ----    ----    ----
GWF                                         $100    $122    $90     $140    $143    $172
CA S&L Grp - Wtd                            $100    $119    $88     $167    $191    $192
CA S&L Grp - Not Wtd                        $100    $ 92    $44     $ 64    $ 68    $ 70

     Assumes $100 invested on December 31, 1988 in the Stock of Great Western Financial,
     California S&L Group (Weighted by market Capitalization) and California S&L Group (Not Weighted)
     Notes: (1) H.F. Ahmanson & Company, Great Western Financial Corporation,
                CalFed Inc., Glen Fed, Inc., Gibraltar Financial Corporation, Home Fed Corporation, Golden West Financial Corporation, Coast Savings Financial, Inc., Columbia Savings and Loan Association, and Great American Bank, FSB. The CA S&L Group includes the primary thrift competitors of the Company at the beginning of the five year period.
                (2) Total Return assumes reinvestment of dividends
                (3) Weighted by market capitalization
                (4) The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    The following tabulation shows as to the Company's executive officers and certain of its directors (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1993 to February 28, 1994, (ii) the nature of the indebtedness, (iii) the amount of such indebtedness outstanding at February 28, 1994, and (iv) the annual rate of interest charged on such indebtedness.

                                                                  INDEBTEDNESS
                                    LARGEST                      OUTSTANDING AT
       NAME OF EXECUTIVE           AGGREGATE      NATURE OF       FEBRUARY 28,     INTEREST
      OFFICER OR DIRECTOR         INDEBTEDNESS  INDEBTEDNESS(1)       1994          RATE(2)
- --------------------------------  ------------  --------------  ----------------  -----------
James F. Montgomery                $1,110,897    Residential      $  1,058,541          3.77
                                    1,250,000    Residential         1,246,246          3.77
                                      500,000     Unsecured            500,000          6.00
John F. Maher                         463,679    Residential           440,838          3.77
                                      835,126    Residential           794,149          3.77
Eugene A. Crane                        17,951    Residential            15,940          7.00
                                      380,602    Residential           341,516          3.77
Curtis J. Crivelli                    899,139    Residential           854,983          3.77
                                      554,058    Residential           538,386          3.77
J. Lance Erikson                      753,830    Residential           719,322          3.77
                                      249,449    Residential           237,781          3.77
Carl F. Geuther                       176,812    Residential           168,137          3.77
                                    1,424,052    Residential         1,381,205          3.77
Joe M. Jackson                        540,761    Residential           514,840          3.77
Michael M. Pappas                     229,279    Residential           218,388          3.77
                                      600,000    Residential           594,538          3.77
David Alexander                       281,865    Residential           268,223          3.77

- ---------
(1)  Loans secured by the same residence are aggregated.
(2) Interest on these loans, except for Mr. Montgomery's prime rate unsecured loan, are generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.35% to 2.57% below that on similar loans to the public during 1993.
(3) Information concerning the indebtedness to the Company by members of the Compensation Committee of the Board of Directors is given under the caption "Compensation Committee Interlocks and Insider Participation" on page 9.

    The residential loans described above were made pursuant to the Company's Employee Home Loan Programs and such loans are secured by trust deeds or mortgages on the respective residences of the named directors and officers. See "Employee Benefit Plans."

    Interest on Mr. Montgomery's unsecured, personal loan is payable annually and the entire principal amount is payable on the earlier of May 23, 1998 or twelve months following termination of Mr. Montgomery's employment as an officer of GWFC.

    From time to time, directors, executive officers, members of their immediate families and entities with which such persons are known by GWFC or GWB to be affiliated or associated may obtain "margin" loans from a subsidiary of GWFC, obtain secured loans from GWB, place interest bearing deposits with GWB, maintain checking accounts with GWB and avail themselves of check guarantee and overdraft features allowed on these accounts, all in accordance with applicable law. The transactions described in this paragraph are all in the ordinary course of GWFC's or GWB's business and are made on terms substantially the same, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and, with respect to such loans to such persons, do not involve more than the normal risk of collectibility or present other unfavorable features.

                             EMPLOYEE BENEFIT PLANS

    The material which follows in this section describes certain provisions made by the Company and its subsidiaries pursuant to certain stock option, restricted stock, deferred compensation, employee savings, pension or other incentive plans, now in effect, that provide for severance, termination or change of control benefits to employees, including executive officers, other than group life and accident insurance, group hospitalization and similar group payments and benefits.

STOCK BENEFIT PLANS

    The Company's 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") provides for various types of stock incentives, including stock options, restricted shares, bonus stock and performance shares. The only awards to date have been stock options and restricted stock (with performance vesting features). The 1988 Incentive Plan provides for acceleration of the exercisability of awards and accelerated vesting of awards, unless the Compensation Committee of the Board of Directors (the "Administrator") otherwise provides, if 50% or more of the common stock of the Company is acquired by any entity or group, or if there is a reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving corporation, or if there is a sale of substantially all of the assets of the Company to another entity or in certain other circumstances, including an individual's termination of employment, as the Administrator may determine. All outstanding options granted under the predecessor 1979 Incentive and Nonstatutory Stock Option and Appreciation Plan (the "1979 Option Plan") are now fully vested and exercisable.

OPTIONS

    There were no grants of stock options or SARs to Messrs. Montgomery, Maher, Pappas, Crane, Crivelli or Geuther (the "named executive officers") in 1993. However, immediately exercisable market priced stock options were granted to these individuals in 1994 in lieu of cash for approximately one half of the bonuses that were paid for services in 1993. The cash bonuses and stock options granted in lieu of cash bonuses are shown in the summary compensation table on pages 12 and 13 and the stock options granted in lieu of cash bonuses are shown below:

                     OPTION GRANTS IN LAST FISCAL YEAR (2)

                                                  (B)
                                               NUMBER OF          (C)
                                              SECURITIES      % OF TOTAL          (D)                        (F)
                                              UNDERLYING      GRANTED TO       EXERCISE         (E)      GRANT DATE
                    (A)                         OPTIONS      EMPLOYEES IN        PRICE      EXPIRATION     PRESENT
                   NAME                      GRANTED(#)(1)  FISCAL YEAR(2)   ($/SHARE)(3)      DATE      VALUE($)(4)
- -------------------------------------------  -------------  ---------------  -------------  -----------  -----------
James F. Montgomery                               23,750            3.70       $  18.625       1-25-04    $ 137,275
John F. Maher                                     13,542            2.11       $  18.625       1-25-04    $  78,273
Michael M. Pappas                                      0             n/a             n/a           n/a    $       0
Eugene A. Crane                                    6,333             .99       $  18.625       1-25-04    $  36,605
Curtis J. Crivelli                                 6,000             .94       $  18.625       1-25-04    $  34,680
Carl F. Geuther                                    6,000             .94       $  18.625       1-25-04    $  34,680

- ---------
(1) These options are fully vested and immediately exercisable for the number of shares shown above. The options were granted for a period of 10 years, subject to earlier termination in certain events related to termination of employment.
(2) The percentages shown in the table reflect the percent of all options granted to employees in 1994 for services rendered in 1993 and include options that are not fully vested and immediately exercisable. The respective percentages of only fully vested and immediately exercisable options granted to employees are 15.54% for Mr. Montgomery, 8.86% for Mr. Maher, 0% for Mr. Pappas, 4.14% for Mr. Crane, 3.92% for Mr. Crivelli and 3.92% for Mr. Geuther.

(3) All stock options were granted at the fair market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions or, to the extent authorized by the Committee, by share offsets.
(4) Based on the Black-Scholes options pricing model adapted for use in valuing executive stock options using the following assumptions: the $20 market price as of December 31, 1993, three year historical average stock price volatility of .3425, a three year historical average dividend yield of 4.9%, a risk free rate equal to the 52 week average of ten year Treasury
     Bonds of 6.5% and an option term of ten years. This valuation method is hypothetical.

    The following table shows for each of the named executive officers the shares acquired on exercise of options during 1993, the difference between the exercise price and the market value of the underlying shares on date of such exercise, and (as to outstanding options at December 31, 1993) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money," unexercised options held at such date:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                           (D)                   (E)
                                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                                       UNEXERCISED          IN-THE-MONEY
                                                                         OPTIONS               OPTIONS
                                                                      AT FY-END (#)       AT FY-END ($)(3)
                                       (B)              (C)         ------------------  ---------------------
              (A)                SHARES ACQUIRED   VALUE REALIZED      EXERCISABLE/         EXERCISABLE/
             NAME                ON EXERCISE (#)        ($)         UNEXERCISABLE(1)(2)     UNEXERCISABLE
- -------------------------------  ---------------  ----------------  ------------------  ---------------------
James F. Montgomery                    50,000        $  300,625       352,000/111,500   $   1,545,700/608,000
John F. Maher                          --                --            258,500/74,000   $   1,284,500/396,750
Michael M. Pappas                      --                --            157,000/38,000   $     649,625/202,250
Eugene A. Crane                        --                --            124,500/32,000   $     601,612/176,750
Curtis J. Crivelli                     --                --            101,750/32,000   $     476,688/176,750
Carl F. Geuther                        --                --            136,000/29,000   $     625,000/164,000

- ---------
(1) Each of the outstanding options was granted with an exercise price of 100% of fair market value on the date of grant, for a term (subject to earlier termination following a termination of employment) of ten years, and is exercisable no earlier than the first anniversary of the date of grant. The options outstanding as of December 31, 1993 under the 1988 Incentive Plan typically vest in equal installments over a term of five years from their respective dates of grant. The options were granted under the Company's 1988 Incentive Plan or the 1979 Option Plan which includes similar provisions.
(2) The numbers shown in column (d) are the numbers of unexercised in-the-money options held by the named officers. The named officers held no unexercised options which were out-of-the-money. None of the named executive officers holds any outstanding SARs.
(3) Based on market value of the Company's common stock at the end of 1993 minus the exercise price of "in the money" options.

    The 1988 Incentive Plan permits the payment of the option or award price and tax withholding at the Administrator's discretion in cash or with shares of the Company's common stock, valued at their then fair market value, or a combination of shares and cash. The Board may, without shareholder approval, suspend or amend the 1988 Incentive Plan at any time, and the Administrator may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the exercisability and term (subject to the maximum term limits), reduce the price, accelerate exercisability or vesting or preserve benefits of the award. But without shareholder approval, the Board may not materially increase the maximum number of shares which may be delivered pursuant to awards granted under the 1988 Incentive Plan, materially increase the benefits accruing to participants under the 1988 Incentive Plan or materially change the requirements as to the eligibility to participate in the 1988 Incentive Plan.

RESTRICTED STOCK

    In January 1992, the Administrator first authorized awards of performance based restricted stock under the 1988 Incentive Plan and established the specific vesting provisions for such awards as described below. If the recipient remains with the Company, the shares will vest completely 10 years after the award date. Prior to such time, they are subject to both accelerated vesting and risk of forfeiture to the Company, in whole or in part, upon certain events. The vesting will be accelerated if and to the extent that the Company's common stock performance, as measured by appreciation, dividends and other distributions ("shareholder return"), over three-year performance cycles, representing the three-year period ending December 31, 1994 and periodically thereafter, exceeds by specified amounts the shareholder return (subject to certain adjustments) on common stocks of other designated banks, savings associations or related holding companies (the "peer group"). If the Company's percentile ranking relative to the peer group for the applicable three-year period equals or exceeds the 50th percentile, the remaining performance based restricted shares vest in amounts ranging from 25% to 100% of the original award. A portion of the award also will vest in event of the death or disability of the holder following the first anniversary of the award, at the rate of 20% per year. Vesting of these awards may be accelerated in certain other circumstances, including a change of control (subject to certain tax limitations) or retirement. Except as noted above and except in the case of a discharge without cause following a change of control, the unvested performance based restricted shares generally will be forfeited upon a termination of employment, subject to any entitlements under then effective employment agreements. The performance based restricted shares are registered to the recipient subject to transfer and forfeiture restrictions, but are held by the Company until such restrictions lapse. The recipients are entitled to dividends and have voting rights on these performance based restricted shares prior to the time the restrictions lapse.

    No awards of performance based restricted stock or other long-term incentive awards were granted to the named executive officers in 1993.

DEFERRED COMPENSATION PLANS

    Under the Company's deferred compensation plans, directors and executive officers are entitled to defer compensation until retirement, death, other termination of employment, or until specified dates. Participants receive a fixed rate yield based on the average annual interest rate of ten-year United States Treasury Notes for the previous ten years. An enhanced yield of up to 125 percent of the fixed rate yield will be payable in the event of death, retirement after age 55 under certain circumstances, and termination of employment after plan participation for a specified number of years. The plans permit participants to make an advance irrevocable election to receive a cash lump sum payment of their account balance within 45 days after a change of control. In addition, the plans permit directors and executive officers to elect within two years after a change of control to withdraw their account balance in a lump sum with a five percent penalty. If a participant is involuntarily or constructively terminated as a result of a change of control, the participant will be entitled to the enhanced yield, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. A change of control occurs under the plan when anyone acquires ownership of more than 50 percent of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the board of directors of the Company or any successor thereafter. Messrs. Montgomery's and Maher's employment agreements, however, provide for the preservation of previously elected deferrals and payment options in the event of a change of control. The plans provide for Company matching contributions on deferred compensation similar to those provided under the Employee Savings Incentive Plan (described below). The plans also provide for pension benefits based on deferred compensation similar to those provided under the Company's Retirement Plan (described below).

EMPLOYEE SAVINGS INCENTIVE PLAN

    Under the Employee Savings Incentive Plan (the "Savings Plan"), eligible employees may authorize payroll deductions for contributions which are invested in fixed income, stock, bond, or balanced funds at the participant's direction. Employee contributions are matched by the employer company in an amount equal to 50% of such contribution up to a maximum contribution of 6% of the employee's base salary, including overtime. The Board of Directors may authorize annually an additional contribution in an amount not to exceed the Company's mandatory contribution. The aggregate contribution for the named executive officers is included in the summary compensation table at pages 12 and 13. Matching contributions vest at the rate of 30% for each of the first two years of participation in the Savings Plan and the remaining 40% vests in the third year of participation. Certain participant borrowings against vested benefits are permitted under the Savings Plan.

SUPPLEMENTAL INCENTIVE PLAN

    The Supplemental Incentive Plan (the "Supplemental Plan") supplements benefits payable to certain officers and employees covered by the Savings Plan whose benefits would otherwise be reduced under the Savings Plan because of applicable Internal Revenue Code limitations. Participants in the Savings Plan participate automatically in the Supplemental Plan to the extent that contributions and forfeitures to which they would be entitled under the Savings Plan are reduced under present Internal Revenue Code restrictions. The aggregate allocation for the named executive officers is included in the compensation table at pages 12 and 13.

RETIREMENT PLAN

    The Retirement Plan is a non-contributory group pension plan providing for fixed monthly benefits in the event of retirement at a specified age. Benefits under the Retirement Plan depend on factors such as length of service, average monthly wage base and certain Social Security benefits. Employees over age 21 are eligible to participate after one year of service. Contributions to the plan trust are made by the Company on an actuarial basis and in an amount to obtain the maximum federal income tax deduction. Accrued benefits vest fully after five years of participation. Forfeitures of non-vested benefits are applied to reduce the Company's contributions.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Supplemental Executive Retirement Plan provides a target retirement benefit at normal retirement (age 60 for Messrs. Montgomery and Maher and age 62 for the other executives) equal to a percentage of average salary and bonus for certain executives who have completed specified years of service. The percentages and years of service specified under the plan are 65 percent and 20 years for Messrs. Montgomery and Maher and 60 percent and 25 years for the other named executive officers. The amounts payable under this plan are reduced by Social Security benefits and benefits payable under the Company's Retirement Plan. If a participant is involuntarily or constructively terminated as a result of a change of control, the participant, if age 55 or older, will be entitled to full normal retirement benefits with no reduction for early retirement, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. If the terminated participant is under age 55, the retirement benefits payable will be reduced depending on actual years of service and will be payable beginning at age 55 with no further reduction, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. A change of control occurs under the plan when anyone acquires ownership of more than 50 percent of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the board of directors of the Company or any successor. The plan will also provide the participants with retirement benefits that would otherwise exceed the annual limit on such benefits imposed by the Internal Revenue Code.

PENSION TABLES

    The amounts shown in the summary compensation table do not include any amounts expensed by the Company under the Company's Retirement Plan or the Supplemental Executive Retirement Plan, both of which are defined benefit plans, since the amount of the accruals thereunder are not determined on an individual basis by the actuaries for the plans. The following table illustrates the total annual retirement benefits which would be provided under the benefit formula described in the Retirement Plan and Supplemental Executive Retirement Plan to the named individuals referred to in the compensation table (other than Messrs. Montgomery and Maher) in various earnings classifications upon normal retirement in 1993. The benefit formula presently in both plans provides for an offset of certain Social Security benefits. The amounts shown in the following table do not reflect this offset.

                                                                  YEARS OF CREDITED SERVICE
                       AVERAGE PAY FOR                         -------------------------------
                       RETIREMENT PLAN                                                25 YRS.
                          PURPOSES                              15 YRS.    20 YRS.    OR MORE
- -------------------------------------------------------------  ---------  ---------  ---------
$300,000.....................................................    108,000    144,000    180,000
 350,000.....................................................    126,000    168,000    210,000
 400,000.....................................................    144,000    192,000    240,000
 500,000.....................................................    180,000    240,000    300,000
 600,000.....................................................    216,000    288,000    360,000
 700,000.....................................................    252,000    336,000    420,000

    The following table illustrates the total annual retirement benefits which would be provided under both plans to Messrs. Montgomery and Maher.

                                                                       YEARS OF CREDITED
                                                                            SERVICE
                          AVERAGE PAY FOR                            ---------------------
                          RETIREMENT PLAN                                        20 YRS.
                             PURPOSES                                 15 YRS.    OR MORE
- -------------------------------------------------------------------  ---------  ----------
$ 800,000..........................................................    390,000     520,000
  900,000..........................................................    438,750     585,000
 1,000,000.........................................................    487,500     650,000
 1,200,000.........................................................    585,000     780,000
 1,400,000.........................................................    682,500     910,000
 1,600,000.........................................................    780,000   1,040,000

    The compensation covered by the benefit formula under the combined retirement plans is salary and bonus compensation (reduced by Social Security benefits), which is reported for the past three fiscal years in columns (c) and
(d) in the summary compensation table on pages 12 and 13. For 1993, the named executives received half of their bonus in cash and half in the form of immediately exercisable market priced stock options. Accordingly, the bonus compensation covered by the benefit formula under the combined retirement plans for 1993 is that shown in column (d) of the summary compensation table multiplied by two.

    The following table sets forth certain retirement and benefit information for certain of the Company's executive officers. The tables above and the table below do not include the amount of the annual benefit ($46,600 based on present directors' fees) that will be payable to Messrs. Montgomery and Maher under the Directors' Retirement Plan.

                                           Current Annual     Years of     Estimated Annual
                                               Rate of        Credited      Benefits upon
                  Name                      Remuneration       Service      Retirement (1)
- -----------------------------------------  ---------------  -------------  ----------------
James F. Montgomery......................   $   1,235,000        22           $  802,750
John F. Maher............................         812,500        20              528,125
Michael M. Pappas........................         574,000        39              344,400
Eugene A. Crane..........................         456,000        32              273,600
Curtis J. Crivelli.......................         432,000        17              259,200
Carl F. Geuther..........................         432,000        19              259,200

- ---------
(1) The estimated annual benefits assume (i) the Retirement Plan and the Supplemental Executive Retirement Plan will continue in their present forms, (ii) the individuals affected will continue in the employ of GWFC until the applicable retirement date, and (iii) such individuals will continue to receive salaries and bonuses at the current rate until normal retirement age.

UMBRELLA TRUSTS
    The Board of Directors of the Company has authorized the establishment of two separate Umbrella Trusts (the "Trusts") as a security device for some or all of the participants in the Company's Supplemental Executive Retirement Plan, Directors' Retirement Plan, supplemental retirement benefit for Mr. Gryp, Supplemental Incentive Plan, and Directors and Senior Officers Deferred Compensation Plans (collectively, the "Plans").

    The Trusts provide that upon the occurrence of certain events, the Company shall contribute to the Trusts various amounts, including the amount by which the present value of all benefits under the Plans exceeds the value of all trust assets. These events include: (i) the delivery to the Company by any person of a statement pursuant to the federal securities laws that such person has acquired beneficial ownership of more than 20 percent of any class of equity security of the Company entitled to vote as a class in the election or removal from office of directors or beneficial ownership of more than 20 percent of the voting power of any group of classes of equity securities of the Company entitled to vote as a single class in the election or removal from office of directors; (ii) the filing of a statement with the Securities and Exchange Commission pursuant to certain rules under the Securities and Exchange Act of 1934 (the "Exchange Act") relating to a proposed change of control of the Company; (iii) the delivery to the Company pursuant to rules under the Exchange Act of a tender offer statement relating to the equity securities of the Company; (iv) the filing with the Office of Thrift Supervision of an application for the change of control of the Company; (v) the termination of any of the Plans or any amendment of the Plans which would reduce the benefits currently provided for under such Plans; and
(vi) failure by the Company to contribute, under certain circumstances, the full amount of any insufficiency in trust assets necessary to pay benefits. The contributions may be returned to the Company if there is no change of control (which is defined in the same manner as under the Supplemental Executive Retirement Plan) within one year after the contribution is made. It is contemplated, however, that the Company will contribute, on a current basis, sufficient assets to the Trusts to equal the value of benefits which may be available under the Plans upon a change of control as defined therein.

    Under the terms of the Trusts, the Trustee shall hold the trust assets for the benefit of the participants in the Plans unless the Company is unable to pay its debts as they become due or the Company is the subject of a pending proceeding as a debtor under the federal Bankruptcy Code. If either of those events occurs, the Trustee shall hold the trust assets for the benefit of the general creditors of the Company, which may include participants in the Plans.

HOME LOAN PROGRAM
    The Company has a Home Loan Program permitting secured loans to employees, officers and directors at adjustable rates beginning at .25% over the Company's cost of funds. Loans under the Program may be made to finance the borrower's principal residence and generally must be secured by a first trust deed or mortgage on such residence. Executive officers and directors may obtain loans from GWFC in amounts up to ninety percent (one hundred percent prior to July
1992) of the appraised value of their primary and secondary residences. Loans granted under the Program to executive officers and directors are reviewed and approved by the Board of Directors. See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Party
Transactions" for information regarding loans to directors and executive officers of the Company. Executive officers and directors become disqualified from participation in the Program after certain terminations of employment or service except those resulting from a change of control (as defined above for the Supplemental Executive Retirement Plan) or retirement. The Company may suspend or modify the provisions of this Program, but no suspension or modification after a change of control may detract from the benefit then available or increase the otherwise applicable interest rate under existing loans covered by the Program to directors and executive officers.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of December 31, 1993 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon reports filed with the Securities and Exchange Commission, and, as of February 28, 1994, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each nominee and director is set forth in "Election of Directors" and by each executive officer is set forth in "Executive Officers".

                                                                                    AMOUNT AND
                                                                                     NATURE OF
                                                                                    BENEFICIAL     PERCENT OF
         TITLE OF CLASS                      NAME OF BENEFICIAL OWNER                OWNERSHIP        CLASS
- ---------------------------------  ---------------------------------------------  ---------------  -----------
Common Stock                       Wellington Management Company                     13,166,653(1)       9.98%
                                    75 State Street
                                    Boston, Massachusetts 02109
Common Stock                       The Capital Group, Inc.                           12,914,030(2)       9.78%
                                    333 South Hope Street
                                    Los Angeles, California 90071
Common Stock                       The Windsor Funds, Inc.                           12,423,471(3)       9.42%
                                    Vanguard Financial Center
                                    Valley Forge, Pennsylvania 19482
Common Stock                       Sanford C. Bernstein & Co., Inc.                  12,153,786(4)       9.20%
                                    One State Street Plaza
                                    New York, New York 10004
Common Stock                       All Directors and Executive Officers as a          2,579,785(5)       1.94%
                                    Group (17)

- ---------
(1) Wellington Management Company ("WMC") has reported that it is an investment adviser and, as such, is considered beneficial owner in the aggregate of the shares listed in the table. WMC has declared that it has shared power to vote 4,902 of the shares and shared dispositive power over all of the shares shown in the table. The shares shown in the table for The Windsor Funds, Inc. are also included in the total amount reported in the table for WMC.
(2) Certain operating subsidiaries of The Capital Group, Inc. exercised investment discretion over various institutional accounts which held as of December 31, 1993, 12,914,030 shares of the Company (9.78% of the outstanding class). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 3,393,030 of said shares. Capital Research and Management Company ("CRMC") and Capital
     International, Inc., registered investment advisers, and Capital International, S.A., another operating subsidiary, had investment discretion with respect to 9,135,000, 170,000 and 216,000 shares, respectively, of the above shares. Mr. Christie, a director of the Company, is a director or trustee of 17 mutual funds advised by CRMC; he disclaims any beneficial ownership of these shares.
(3) The Windsor Funds, Inc. ("Windsor") has reported that it is an investment company and, as such, is considered the beneficial owner in the aggregate of the shares listed in the table. Windsor has declared that it has sole power to vote or direct to vote and shared power to dispose or to direct the disposition of the shares shown in the table.
(4) Sanford C. Bernstein & Co., Inc. ("Bernstein") has reported that it is a broker dealer and investment adviser and, as such, is considered beneficial owner in the aggregate of the shares listed in the table. Bernstein has declared that it has sole power to vote 6,966,615 of the shares and sole dispositive power over all of the shares shown in the table.
(5) The amount in the table includes options to purchase 1,452,625 shares under employee stock options which are exercisable on or within 60 days after the record date, and 2,243 shares held in trust under the Savings Plan with respect to which such persons have the right to direct the vote.

                            INDEPENDENT ACCOUNTANTS

    Price Waterhouse was selected as the Company's independent accountants for 1993 and for the current year, having served in that capacity since 1964.

    It is expected that a representative of Price Waterhouse will be present at the annual meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Shareholders proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1995 Annual Meeting must be received by the Company at its headquarters office not later than November 24, 1994 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy materials for that meeting.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

    The Company's bylaws presently provide that shareholder nominations of directors may be made and other business may be brought before the annual meeting by shareholders only in compliance with certain advance notice and informational requirements and any other applicable requirements.

    The bylaws provide that the annual meeting of shareholders of the Company shall be held on the fourth Tuesday in April in each year. In order to be timely, a shareholder's notice of director nominations or of business to be brought before the annual meeting must be delivered to or mailed and received by the Secretary of the Company at 9200 Oakdale Avenue, Chatsworth, California 91311 not less than 60 or more than 90 days prior to the meeting.

    If the annual meeting is called for a date other than that specified in the bylaws and less than 75 days prior public disclosure of the date of the meeting is given, notice by the stockholder to be timely must be delivered to or received by the Secretary of the Company at the above address not later than the close of business on the 15th day following the day on which public disclosure of the date of the meeting is made.

    A shareholder's notice of director nominations or of business to be brought before the annual meeting also must contain certain information required by the bylaws of the Company. Copies of the Company's bylaws are available upon request to the Secretary of the Company at the above address.

    The present requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy materials for a meeting of shareholders.

                                 OTHER MATTERS

    The Board of Directors has no present intention to present to the meeting for action any matters other than those described above and matters incident to the conduct of the meeting. If any other business comes before the meeting or any adjournment thereof (including but not limited to matters of which the Board of Directors is currently unaware) for which specific authority has not been solicited from the shareholders, then to the extent permitted by law, including the rules of the Securities and Exchange Commission, the Proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

    A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR 1993 TO THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WHEN AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 9200 OAKDALE AVENUE, CHATSWORTH, CALIFORNIA 91311.

    ALL SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                                          J. LANCE ERIKSON,

                                           SECRETARY
March 24, 1994

          [The Following Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers is not part of the Proxy Statement being sent to Shareholders and is being filed pursuant to Instruction 3 to Item 10 of Schedule 14A]

                     GREAT WESTERN FINANCIAL CORPORATION

          ANNUAL INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS



SECTION 1.  DEFINITIONS

          Except as otherwise expressly provided, financial terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles. Other capitalized terms used herein have the following meanings:

          "ADJUSTED EARNINGS PER COMMON SHARE" or "EPS" for any year means the dollar amount determined by dividing (a) net earnings for such year before giving effect to accounting changes not known to the Committee at the time the applicable target was established and after deducting all amounts paid or accrued, if any, with respect to dividends on preferred stock of the Corporation for such year, by (b) the weighted average number of common shares and common share equivalents outstanding during the year, on a fully diluted basis.

          "APPLICABLE FEDERAL RATE" means the applicable federal rate determined under Section 1274(d) of the Code and Treasury Regulations issued thereunder.

          "APPLICABLE PERFORMANCE FACTOR" means the EPS Factor or the weighted EPS Factor and SEBIT Factor, as the case may be.

          "BASE SALARY FACTOR" means the multiplier described in Section 5.1.

          "BENEFICIARY" means the person designated by a Participant to receive any benefits hereunder in the event of the death of the Participant during a year or prior to the payment of a Bonus for such year or, in the absence of a designated beneficiary, such Participant's estate.

          "COMPANY" includes the Corporation and its subsidiaries, on a consolidated basis, unless the context otherwise requires.

          "CORPORATION" means Great Western Financial Corporation and shall include its successors and assigns.

          "ELIGIBLE PERSON" means an Executive Officer of the Corporation.

          "EPS" means Adjusted Earnings Per Common Share as defined above.

          "EPS FACTOR" means the multiple based on performance relative to targeted EPS for the applicable year, as set forth in or pursuant to Section 7.1.

          "EXECUTIVE OFFICER" has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934 and refers to the individuals confirmed to be within such definition by the Committee.

          "PARTICIPANT" in respect of a Plan year means an Executive Officer at any time during the year.

          "SEBIT" means Segment Earnings Before Income Taxes, as defined below.

          "SEBIT FACTOR" means the multiple based on performance relative to targeted SEBIT, as set forth in or pursuant to Section 7.2.

          "SEGMENT EARNINGS BEFORE INCOME TAXES" or "SEBIT" for any year means earnings before income taxes of the applicable segment, before giving effect to accounting changes not known to the Committee at the time the applicable target was established. The only segment as of the inception of the Plan is the Consumer Finance Division.

          "YEAR" or "PLAN YEAR" means the fiscal year of the Corporation.

SECTION 2.  PURPOSE

          The purposes of the Plan are (i) to compensate and reward the Executive Officers of the Corporation on an individual basis with annual cash bonuses for the achievement of pre-established performance goals and (ii) to stimulate the efforts of such persons by giving them a direct interest in such performance. Maximum amounts payable will be based upon the application of a formula that includes variables relative to base salary levels and the degree of the attainment of the applicable performance goals.

SECTION 3.  TERM

          Subject to Section 10, the Plan shall be effective as of January 1, 1994 (the "EFFECTIVE DATE") and shall be in effect with respect to each of the five years ending December 31, 1998, unless earlier terminated by the Corporation pursuant to Section 11.

SECTION 4.  COVERAGE; ELIGIBLE PERSONS

          Each Executive Officer serving as such in any of the positions set forth in Section 5.1 or any equivalent position at any time during the applicable year for which a bonus may be granted hereunder shall be eligible to participate and shall be a Participant in the Plan, subject to the provisions hereof.

SECTION 5.  BASE SALARY FACTOR

          5.1. BASE SALARY AND BASE SALARY FACTOR. Subject to the terms hereof, each Participant's bonus, if any, shall be determined by reference to the applicable multiplier (the "BASE SALARY FACTOR") of the Participant's base salary ("BASE SALARY") for his or her position at the beginning of the applicable year (or, if services commence during the year, in accordance with the provisions of Section 8.5 and, if the Participant's eligible position changes during the year, in accordance with the provisions of Section 5.2). The initial Base Salary of each eligible position shall be his or her Base Salary as of January 1, 1994 or any later date of appointment to an eligible position. The Base Salary Factors for the eligible positions as of January 1, 1994 are as follows:


     Chief Executive Officer                       .6
     Chief Operating Officer                       .5
     All Executive Vice Presidents and the
       Consumer Finance Division President         .4


          5.2. BASE SALARY ADJUSTMENTS FOR CHANGES IN POSITION. If a Participant holds more than one eligible position during any year, the product of the Base Salary and the Base Salary Factor of such Participant for purposes of the Plan for such year shall be computed by (a) multiplying
(i) the Base Salary Factor (as indicated in or pursuant to Section 5.1 above) and for each position, by (ii) the applicable Base Salary for each position, by (iii) a fraction, the numerator of which is the number of days in the year during which such Participant held such position and the denominator of which is 365, and (b) taking the sum of the products of such calculation.

SECTION 6.  TARGETS AND GOALS; MAXIMUM BONUSES

          6.1. PRE-ESTABLISHED TARGETS. For each year commencing with 1994, the Committee shall determine the applicable EPS and SEBIT targets (including applicable minimum, "on-plan" and maximum thresholds for determining the Performance Factors) in advance of any applicable deadline for such action under Section 162(m) of the Internal Revenue Code (the "CODE") for the subject year. Prior to such deadline, the Committee also shall confirm or determine each Participant's Base Salary for such year for purposes of the Plan, subject to Sections 5 and 9.

          6.2.  FORMULA FOR DETERMINING MAXIMUM BONUS.  Subject to Sections
6.3 and 8, each Participant's maximum Bonus for any year will be the product of his or her (a) Base Salary, (b) the Base Salary Factor, and (c) the Applicable Performance Factor or

Factors. For all Participants except the Consumer Finance Division President, the Applicable Performance Factor will be the EPS Factor. For the Consumer Finance Division President, the Applicable Performance Factor will be a weighted average of the EPS Factor and the SEBIT Factor, weighted in such proportion as the Committee, consistent with Section 9, may determine for each year in advance of the deadline described in Section 6.1.

          6.3 MAXIMUM DOLLAR AMOUNT. Notwithstanding any other provision hereof, no Person shall receive any Bonus under the Plan in excess of $997,500 for 1994, $1,254,000 for 1995, $1,379,400 for 1996, $1,517,340 for
1997 and $1,669,074 for 1998.

SECTION 7.  PERFORMANCE FACTORS

          7.1.  EPS FACTOR.

          The Adjusted Earnings Per Share (or EPS) Factor for any year shall be determined in accordance with the following table, where Minimum, Target and Maximum represent, respectively, the attainment of the minimum, on-plan, and ceiling targets for the applicable year, established by the Committee for such purposes:

                                             APPLICABLE
          EPS PERFORMANCE                    EPS FACTOR*
          ----------------                   ----------
          Less than Minimum                     0.00
          Minimum                               0.50
          Target                                1.00
          At or Above Maximum                   2.00

* Applicable Factors for performance between specified Performance-to-Target levels above Minimum and below Maximum shall be determined using linear interpolation (applied to the targets in the manner specified by the Committee).


          7.2.  SEBIT FACTOR.

          The Segment Operating Earnings Before Income Taxes (or SEBIT) Factor for any year shall be determined in accordance with the following table, where Minimum, Target and Maximum represent, respectively, the attainment of the minimum, on-plan, and ceiling targets for the applicable year, established by the Committee for such purposes:

                                              APPLICABLE
          SEBIT PERFORMANCE                  SEBIT FACTOR*
          -----------------                  -------------
          Less than Minimum                     0.00
          Minimum                               0.50
          Target                                1.00
          At or Above Maximum                   2.00


* Applicable Factors for performance between specified Performance-to-Target levels above Minimum and below Maximum shall be determined using linear interpolation (applied to the targets in the manner specified by the Committee).

SECTION 8.  PAYMENTS

          8.1. TIME OF PAYMENT. Bonuses for any year shall be payable as soon as practicable following the completion of the Company's audit for the year, but not later than 90 days after year end.

          8.2. COMMITTEE CERTIFICATION. As a condition to the right of a Participant to receive any payment under the Plan, the Committee shall first be required to certify, by resolution of the Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of the Plan and that the performance goals and any other material terms were in fact satisfied.

          8.3. COMMITTEE DISCRETION TO REDUCE BONUSES. The Committee in its sole discretion may reduce the amount payable under the formula provisions of the Plan as applied to the pre-established goals to any one or more Participants for any year as to which the Committee determines that the level of achievement of the pre-established performance goals was influenced by any extraordinary, non-recurring event or other factor extraneous to such individual Participant's performance, or that the Corporation failed to achieve other corporate objectives. The Committee may also reduce the Applicable Performance Factors for any year at the time it sets the specific performance targets for such year.

          8.4. DEFERRAL. The Committee may determine that payment of all or a portion of any Bonus may be deferred under the Company's Senior Officers' Deferred Compensation Plan, PROVIDED that the amount of any interest accrued thereon shall not exceed 120% of the Applicable Federal Rate, compounded semi-annually.

          8.5.   PAYMENT FOR PARTIAL PERIODS.

                 (A) EFFECT OF TERMINATION OF SERVICE. If any Participant ceases to be an Eligible Person for any reason (other than a termination for cause) prior to the end of a year during which he or she participates and such person has served as an Executive Officer at least three months during such year, such Participant (or his or her Beneficiary) shall be entitled, subject to Sections 8.2 and 8.3, to a prorated Bonus computed as follows: the Bonus that would have been payable for the full year shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be eligible, and the denominator of which shall be 365.

                 (B) MID-YEAR COMMENCEMENT OF SERVICE. Notwithstanding the provisions of Section 5.1 above, if a Participant's services as an Executive Officer commence during any year, his or her Base Salary for purposes of the Plan in that year shall be his or her Base Salary as of the commencement of services as an Executive Officer multiplied by a fraction, the numerator of which is the number of days in the year during which such Participant held such position and the denominator of which is 365; PROVIDED such person is employed by the Company for at least three months during the year.

                 (C) MINIMUM SERVICE LIMITS. If the Participant fails to meet the applicable minimum service requirements of this Section 8.5 during such year, no bonus shall be paid hereunder.

          8.6. OTHER DISCRETION. The Compensation Committee may also define such other conditions and terms of payment of bonuses as it may deem desirable in carrying out the purposes of the Plan, PROVIDED, HOWEVER, that the Committee may not increase the maximum amount payable hereunder to any individual.

          8.7. WITHHOLDING. The Company that employs the Participant shall have the right to deduct any sums required by federal, state or local tax law to be withheld with respect to the payment of any Bonus. The Company shall have no obligation to advise any Participant of the existence of the tax or the amount which the employer corporation will be so required to withhold.

SECTION 9.  ADMINISTRATION AND INTERPRETATION

          The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan and to interpret the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final, conclusive and binding.
The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan. It is the intent of the Company that all payments under the Plan qualify as performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted consistent with such intent.

Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. The Committee shall have no liability for its actions taken or omitted in good faith.

SECTION 10.  STOCKHOLDER APPROVAL

          The Plan shall be subject to approval by a majority of the votes cast by stockholders of the Corporation at the 1994 Annual Meeting of its stockholders. Such stockholder approval shall be a condition to the right of a Participant to receive any payment hereunder.

SECTION 11.  AMENDMENT OR TERMINATION

          The Committee may from time to time amend the Plan in any respect or terminate the Plan, in whole or in part, provided that (a) no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have vested prior to the date of such action, and (b) no such amendment, without stockholder approval, shall materially adversely affect the deductibility under Section 162(m) of the Code of any bonuses payable hereunder.

SECTION 12.      RIGHTS OF PARTICIPANTS AND BENEFICIARIES; NO ASSIGNMENT

          12.1. VESTING. No rights hereunder shall vest prior to the Committee's action under Section 8.2.

          12.2. EMPLOYMENT MATTERS. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company shall continue to employ any individual.

          12.3. NO ASSIGNMENT; NO ATTACHMENT; NO PREFERENCE. The Company shall pay all amounts payable only to the Participant or his or her Beneficiary for purposes of the Plan. The Company shall not be liable for the debts, contracts, or engagements of any Participant or his or her Beneficiaries, and rights to payments under the Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company; nor shall any Participant or his or her Beneficiaries have any right to assign, pledge or hypothecate any benefits or payments hereunder; nor shall any Participant or his or her Beneficiaries have any claims to any assets of the Company for any payments hereunder which are senior to the claims of the Company's general creditors.

SECTION 13. ADJUSTMENTS UPON REORGANIZATIONS, RECAPITALIZATIONS OR CERTAIN OTHER MATERIAL CHANGES.

          13.1.  FUNDAMENTAL CORPORATE CHANGES

          In the event of a merger, consolidation or other reorganization in which the Company is not the surviving corporation, or upon the sale of substantially all the property of the Company to an unaffiliated corporation, or upon the dissolution or liquidation of the Company, payment shall be made, subject to Section 8.2 (but with the satisfaction of the applicable perfor-mance level determined on the basis of annualizing the year-to-date results from the beginning of the applicable year to the end of the month preceding the date of such event), on a prorated basis to the date of such event in the manner contemplated by Section 8.5, unless provisions are made for the continuance of the Plan and the assumption of obligations for bonuses under the Plan by a successor corporation. The Committee may authorize early payout in such event, provided that it determines the performance goals have been so met and the amount of the payment is discounted at the rate of 120% of the Applicable Federal Rate, compounded semi-annually.

          13.2. CHANGES FROM MATERIAL ACQUISITIONS, DISPOSITIONS OR RECAPITALIZATION; ACCOUNTING CHANGES. In the event of a material acquisition or disposition of business or assets by the Company, a material recapitalization, or a material change in accounting principles or practices during any year that was not anticipated by the Committee in setting the targets for that year, the Committee, subject to Section 9, may make adjustments to the targets for such year, applied as of the date of such event, based solely on objective criteria, so as to neutralize, in the Committee's best judgement, the effect of the change on the applicable pre-established targets for such year.

                     GREAT WESTERN FINANCIAL CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        ANNUAL MEETING APRIL 26, 1994

   The undersigned hereby constitutes and appoints JAMES F. MONTGOMERY and JOHN F. MAHER, each with the power to act without the other, attorneys and proxies of the undersigned, each with the power of substitution, to attend, act for and vote all shares of common stock of Great Western Financial Corporation to which the undersigned may be entitled to vote and with all powers which the undersigned would possess if present at the annual meeting of shareholders of Great Western Financial Corporation, a Delaware Corporation, to be held in the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on Tuesday, April 26, 1994 at 11:00 A.M., and at any adjournments thereof, with respect to the proposals listed hereon in the manner indicated.

   In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

                         (CONTINUED ON REVERSE SIDE)

              PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN
                          THE ACCOMPANYING ENVELOPE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

   APPROVAL OF THE GREAT WESTERN FINANCIAL CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS.

     FOR          AGAINST          ABSTAIN
     / /            / /              / /

ELECTION OF DIRECTORS

FOR all nominees          WITHHOLD AUTHORITY
stated to the right       to vote for all nominees
(except as marked         stated to the right
to the contrary)
     / /                          / /

NOMINEES: John V. Giovenco, Firmin A. Gryp, James F. Montgomery and Alberta E.
  Siegel

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"


Dated:                                                                    , 1994
       -------------------------------------------------------------------


- --------------------------------------------------------------------------------
                                 (Signature)


- --------------------------------------------------------------------------------
                         (Signature if held jointly)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.


                          -- FOLD AND DETACH HERE --


                               Admission Ticket

                                ANNUAL MEETING
                                      OF
               GREAT WESTERN FINANCIAL CORPORATION SHAREHOLDERS
                            TUESDAY APRIL 26, 1994
                                  11:00 A.M.
                               EMPLOYEE CENTER
                            19809 PRAIRIE STREET
                            CHATSWORTH, CA. 91311